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                                                                  Rule 424(b)(3)
                                                     Registration No. 333-112274

            Addendum to Prospectus Supplement Dated February 27, 2004

                                                          Dated: January 1, 2005

                                 STATE OF ISRAEL
                        FOURTH VARIABLE RATE LIBOR NOTES

Initial Interest Rate for Notes purchased during January 2005 is 3.4125%. This interest rate was calculated as follows:

Applicable LIBOR     +     Number of basis points      =     Initial Rate
for January 2005           set by State of Israel
                           at beginning of monthly
                           sales period\

2.8125%              +     60 Basis Points             =     3.4125%

Applicable LIBOR is then adjusted July 1 and January 1.

Notes purchased in February 2005 will receive the rate and spread in effect for that sales period.